Exhibit 5.1

[LETTERHEAD OF WILLKIE FARR & GALLAGHER LLP]

August 13, 2012

MetLife, Inc.

1095 Avenue of the Americas

New York, NY 10036

RE:    MetLife, Inc. – Underwritten Public Offering of Senior Notes

Ladies and Gentlemen:

We have acted as special counsel to MetLife, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $750 million in aggregate principal amount of the Company’s 4.125% Senior Notes due 2042 (the “Securities”), pursuant to the Underwriting Agreement, dated August 8, 2012 (the “Underwriting Agreement”), among the Company and you, as representatives (the “Representatives”) of the underwriters (the “Underwriters”) listed on Schedule I to the Pricing Agreement, dated August 8, 2012 (the “Pricing Agreement”), among the Company and you, as Representatives. This opinion letter is being furnished to you pursuant to Section 6(d) of the Underwriting Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Underwriting Agreement.

In the above capacity, we have reviewed: (a) the registration statement on Form S-3 (File No. 333-170876) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which automatically became effective under the Securities Act on November 30, 2010, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the documents incorporated by reference therein (the “Registration Statement”); (b) the prospectus, dated November 30, 2010 (the “Base Prospectus”), filed as part of the Registration Statement; (c) the preliminary prospectus supplement, dated August 8, 2012, relating to the Securities, in the form filed by the Company with the Commission on August 8, 2012 pursuant to Rule 424(b) of the Rules and Regulations; (d) the prospectus supplement, dated August 8, 2012 (together with the Base Prospectus, the “Prospectus”), relating to the Securities, in the form filed by the Company with the Commission on August 9, 2012 pursuant to Rule 424(b) of the Rules and Regulations; (e) the Issuer Free Writing Prospectus containing the final pricing terms of the Securities filed by the

MetLife, Inc.

August 13, 2012

Company with the Commission on August 8, 2012; (f) an executed copy of the Underwriting Agreement; (g) an executed copy of the Pricing Agreement; (h) an executed copy of the Indenture, dated as of November 9, 2001 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to J.P. Morgan Trust Company National Association (as successor to Bank One Trust Company, N.A.)), as trustee (the “Trustee”); (i) the Twenty-Third Supplemental Indenture relating to the Securities, dated as of August 13, 2012 (the “Supplemental Indenture” and, the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”), between the Company and the Trustee; (j) the form of the certificates representing the Securities included in the Supplemental Indenture; and (k) such other records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinions expressed herein.

We have also examined, have relied as to matters of fact upon and have assumed the accuracy of originals or copies certified of, or otherwise identified to our satisfaction, such records, agreements, documents and other instruments and such representations, statements and certificates or comparable documents of or from public officials and officers and representatives of the Company and of representations of such persons whom we have deemed appropriate, and have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, and in connection with our review of all such documents, including the documents referred to in clauses (a) through (k) of the preceding paragraph, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

With your permission, for purposes of the opinion expressed herein, we have assumed that the Trustee has the power and authority to authenticate the certificates representing the Securities.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that the issuance and sale of the Securities have been duly authorized by the Company, each certificate representing the Securities has been duly executed and delivered by the Company, and when each certificate representing the Securities has been authenticated and delivered by the Trustee in accordance with the terms of the Indenture and the Securities have been delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, the Pricing Agreement and the Indenture, the Securities will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture, and will be enforceable against the Company in accordance with their terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity).

We express no opinion as to the effect of any federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States. In particular (and without limiting the generality of the

MetLife, Inc.

August 13, 2012

foregoing), we express no opinion concerning the effect, if any, of any law of any jurisdiction (except the State of New York) in which any holder of any Securities is located that limits the rate of interest that such holder may charge or collect. Furthermore, we express no opinion as to: (i) whether a United States federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Securities or the Indenture or the transactions contemplated thereby; and (ii) any waiver of inconvenient forum.

This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any circumstances that may come to our attention after the date hereof with respect to the opinion and statements set forth above, including any changes in applicable law that may occur after the date hereof.

We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed in connection with the issuance and sale of the Securities, which will be incorporated by reference into the Registration Statement and the Prospectus and to the use of our name under the caption “Legal Opinions” contained in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER LLP